UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 10, 2014

Community Health Systems, Inc.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware	001-15925	13-3893191
(State or other jurisdiction of incorporation)	(Commission File Numbers)	(IRS Employer Identification Nos.)

4000 Meridian Boulevard

Franklin, Tennessee 37067

(Address of Principal Executive Offices, including Zip Code)

(615) 465-7000

(Registrants’ Telephone Number, Including Area Code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure

Unless the context otherwise requires or as otherwise indicated, references to “CHS,” “we,” “our,” “us” and “the Company” refer to Community Health Systems, Inc. and its consolidated subsidiaries, both before and after the contemplated acquisition of Health Management Associates, Inc. and its consolidated subsidiaries (“HMA”). References to the “Escrow Issuer” refer to FWCT-2 Escrow Corporation alone, references to the “Issuer” refer to CHS/Community Health Systems, Inc. alone, references to “Holdings” refer to Community Health Systems, Inc. alone and references to “Merger Sub” refer to FWCT-2 Acquisition Corporation. Both of Escrow Issuer and Merger Sub are wholly owned subsidiaries of Issuer.

“Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995

This Current Report on Form 8-K contains “forward-looking statements” within the meaning of the federal securities laws, which involve risks and uncertainties. Forward-looking statements include all statements that do not relate solely to historical or current facts, and you can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” “projects” or “anticipates” or similar expressions that concern our strategy, plans or intentions. All statements made relating to the closing of the merger described in this Current Report or to our estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results are forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those that we expected. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results.

Some of the important factors that could cause actual results to differ materially from our expectations are more fully disclosed in our most recent Annual Report on Form 10-K and subsequent Quarterly Report on Form 10-Q. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements. We assume no obligation to publicly update or revise any forward-looking statement as a result of new information or future events except as otherwise required by law.

As provided in General Instruction B.2 of Form 8-K, the information contained in this Current Report on Form 8-K shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing. By furnishing this information, we make no admission as to the materiality of any information in this report that is required to be disclosed solely by reason of Regulation FD.

The Company hereby furnishes the following information regarding its business that was prepared in connection with the financing activities related to the Merger:

Certain Legal Proceedings

From time to time, we receive various inquiries or subpoenas from state regulators, fiscal intermediaries, the Centers for Medicare and Medicaid Services and the Department of Justice regarding various Medicare and Medicaid issues. In addition to the subpoenas discussed below, we are currently responding to subpoenas and administrative demands concerning certain cardiology procedures, medical records and policies at a New Mexico hospital; subpoenas to two Pennsylvania hospitals and our management company subsidiary, Community Health Systems Professional Services Corporation, concerning on call agreements and physician directorships; and a civil investigative demand concerning cardiology devices at a Pennsylvania hospital. In addition, we are subject to other claims and lawsuits arising in the ordinary course of our business. Some pending or threatened proceedings against us may involve potentially substantial amounts as well as the possibility of civil, criminal, or administrative fines, penalties, or other sanctions, which could have a material adverse effect on our business and operations. Settlements of suits involving Medicare and Medicaid issues routinely require both monetary payments as well as corporate integrity agreements. Additionally, qui tam or “whistleblower” actions initiated under the civil False Claims Act may be pending but placed under seal by the court to comply with the False Claims Act’s requirements for filing such suits. Also, from time to time, we detect issues of non-compliance with Federal healthcare laws pertaining to claims submission and reimbursement practices and/or financial relationships with physicians. We avail ourselves of various mechanisms to address potential overpayments arising out of these issues, including repayment of claims, rebilling of claims, and participation in voluntary disclosure protocols offered by the Centers for Medicare and Medicaid Services and the Office of the Inspector General. Participating in voluntary repayments and voluntary disclosure protocols can have the potential for significant settlement obligations or even enforcement action; however, at this time we are not aware of any such exposures that have not been reserved for in our condensed consolidated financial statements or which we believe would have a material adverse impact on us.

Legal Proceedings Related to the Merger

HMA Consolidated Securities Case and Delaware Chancery Case. Three purported class action cases have been filed in the Circuit Court of Collier County, Florida: namely, Aliaga vs. Health Management Associates, Inc. et al., filed August 1, 2013; Lopriore vs. Health Management Associates, et al., filed August 5, 2013; and Copeland vs. Health Management Associates, et al., filed August 8, 2013. All allege a breach of fiduciary duty by the board members of HMA arising out of the approval of the proposed acquisition by us. Community Health Systems, Inc. and FWCT-2 Acquisition Corporation are named as aiding and abetting the alleged breaches of fiduciary duty. A fourth case, Smilow vs. Health Management Associates, Inc. et al., filed August 13, 2013, does not name us or FWCT-2 Acquisition Corporation as a defendant. We are vigorously defending these actions. An additional case with similar allegations styled Margolis & Horwitz vs. Health Management Associates, Inc. et al., filed on August 5, 2013 in Delaware Chancery Court was voluntarily dismissed by the plaintiff on November 25, 2013.

On December 11, 2013, the plaintiffs in the Florida actions filed a consolidated amended complaint. On December 12, 2013, the court entered an order consolidating the Florida actions into a single case (In re Health Management Associates, Inc. Securities Litigation, Lead Case No. 1302288CA) and appointing a leadership structure for plaintiffs’ counsel. On December 16, 2013, the plaintiffs moved for expedited discovery in connection with an anticipated motion for a preliminary injunction prior to the closing of the proposed Merger. Defendants filed a brief in opposition to this motion on December 19, 2013, and on December 20, 2013, the Court entered an order denying the motion.

U.S. ex rel. Baker vs. Community Health Systems, Inc. (United States District Court for the District of New Mexico)

Our knowledge of this matter originated in early 2006 with correspondence from the Civil Division of the Department of Justice requesting documents in an investigation it was conducting involving the Company. The inquiry related to the way in which different state Medicaid programs apply to the federal government for matching or supplemental funds that are ultimately used to pay for a small portion of the services provided to

Medicaid and indigent patients. These programs are referred to by different names, including “intergovernmental payments,” “upper payment limit programs,” and “Medicaid disproportionate share hospital payments.” For approximately three years, we provided the Department of Justice with requested documents, met with its personnel on numerous occasions and otherwise cooperated in its investigation. During the course of the investigation, the Civil Division notified us that it believed that we and three of our New Mexico hospitals caused the State of New Mexico to submit improper claims for federal funds, in violation of the False Claims

Act. This investigation has culminated in the federal government’s intervention in the referenced qui tam lawsuit, which alleges that our New Mexico hospitals “caused to be filed” false claims from the period of August 2000 through June 2011. Two of our parent company’s subsidiaries are also defendants in this lawsuit. On December 4-5, 2013, the district court judge heard oral arguments on both sides’ motions for summary judgment. By telephone conference on December 19, 2013, he advised the parties that, with respect to the core motions for summary judgment, he was denying all parties’ motions, concluding that there were issues of fact to be determined at trial. A scheduling conference has been scheduled for January 28, 2014, to be followed by mandatory mediation. We continue to vigorously defend this action.

Multi-provider National Department of Justice Investigations

Kyphoplasty. Kyphoplasty is a surgical spine procedure that returns a compromised vertebra (either from trauma or osteoporotic disease process) to its previous height, reducing or eliminating severe pain. We were first made aware of this investigation in June 2008, when two of our hospitals received document request letters from the United States Attorney’s Office for the Western District of New York. Subsequently, additional hospitals (a total of five) also received requests for documents and/or medical records. The investigation covers the period of January 1, 2002 through June 9, 2008. This investigation is part of a national investigation and is related to a qui tam settlement between the same United States Attorney’s office and the manufacturer and distributor of the Kyphon product, which is used in performing the kyphoplasty procedure. We are cooperating with the investigation and we are continuing to evaluate and discuss this matter with the federal government.

Implantable Cardioverter Defibrillators (ICDs). We were first made aware of this investigation in September 2010, when we received a letter from the Civil Division of the United States Department of Justice. The letters advise us that an investigation was being conducted to determine whether certain hospitals have improperly submitted claims for payment for ICDs. The period of time covered by the investigation was 2003 to 2010. We continue to fully cooperate with the government in this investigation and have provided requested records and documents. On August 30, 2012, the Department of Justice issued a document entitled, “Medical Review Guidelines/Resolution Model,” which sets out, for the purposes of this investigation, the patient conditions and criteria for the medical necessity of the implantation of ICDs in Medicare beneficiaries and how the Department of Justice will enforce the repayment obligations of hospitals. We are in the process of reviewing our medical records in light of the guidance contained in this document.

Laredo, Texas Department of Justice Investigation

In December 2009, we received a document subpoena from the United States Department of Health and Human Services, Office of the Inspector General, or OIG, requesting documents related to our hospital in Laredo, Texas. The categories of documents requested included case management, resource management, admission criteria, patient medical records, coding, billing, compliance, the Joint Commission accreditation, physician documentation, payments to referral sources, transactions involving physicians, disproportionate share hospital status and audits by the hospital’s Quality Improvement organization. In January 2010, we received a “request for information or assistance” from the OIG’s Office of Investigation requesting patient medical records from this facility for certain Medicaid patients with extended lengths of stay. We continue to cooperate fully with this investigation.

Department of Justice Investigation of Medicare Short-Stay Admissions from Emergency Departments

In April 2011, we received a document subpoena from the United States Department of Health and Human Services, OIG, in connection with an investigation of possible improper claims submitted to Medicare and Medicaid. The subpoena was directed to all of our hospitals and requested documents concerning emergency department processes and procedures, including our hospitals’ use of the Pro-MED Clinical Information System, a third-party software system that assists with the management of patient care and provides operational support and data collection for emergency department management. The subpoena also sought information about our relationships with emergency department physicians, including financial arrangements. This investigation is being led by the Department of Justice. We are continuing to cooperate with the government with the ongoing document production, as well as conducting a joint medical necessity review of a sampling of medical records at a small number of hospitals. In 2013, we met with the government twice to review and discuss the investigation. On July 9, 2013, shortly after a second meeting with the government, we were served with an additional document subpoena, as well as civil investigative demands to interview two of our current executives. In further discussions with the government, these additional requests do not reflect an expansion of the pending investigation. We will continue to cooperate with the government in their investigative efforts.

We are currently in negotiations with the Department of Justice about resolving its claims in connection with the Department’s investigation into the Company’s short stay hospital admissions for the years 2005-2010, as well as their investigation at our hospital in Laredo, Texas described in the previous item. Based on those negotiations, which are not final, at this time we believe that a reserve of $101.5 million (increased from the $98.0 million recorded as of September 30, 2013) is sufficient to cover the federal government’s claims for Medicare admissions, Tricare admissions and the states’ claims for Medicaid admissions, certain claims specifically related to our hospital in Laredo, Texas, and on other related legal expenses. However, we make no assurances that this reserve will be sufficient to cover our actual liabilities in connection with these matters. This reserve is not meant to include third party legal expense. We are also in the process of negotiating a corporate integrity agreement with OIG.

The following matters, although initiated independently of the Department of Justice’s April 2011 subpoena, are factually related in some manner to that subpoena and are grouped here for clarity.

Texas Attorney General Investigation of Emergency Department Procedures and Billing. In November 2010, we were served with substantially identical Civil Investigative Demands (CIDs) from the Office of Attorney General, State of Texas for all 18 of our affiliated Texas hospitals. The subject of the requests concerns emergency department procedures and billing. We have complied with these requests and provided all documentation and reports requested. We continue to cooperate fully with this investigation.

United States ex rel. and Reuille vs. Community Health Systems Professional Services Corporation and Lutheran Musculoskeletal Center, LLC d/b/a Lutheran Hospital (United States District Court for the Northern District of Indiana, Fort Wayne Division). This lawsuit was originally filed under seal in January 2009. The suit is brought under the False Claims Act and alleges that Lutheran Hospital of Indiana billed the Medicare program for (a) false 23 hour observation after outpatient surgeries and procedures, and (b) intentional assignment of inpatient status to one-day stays for cases that do not meet Medicare criteria for inpatient intensity of service or severity of illness. In December 2010, the government filed a notice that it declined to intervene in this suit. On April 22, 2011, a joint motion was filed by the relator and the Department of Justice to extend the period of time for the relator to serve us in the case to allow the government more time to decide if it will intervene in the case. The motion to stay was granted, as have subsequent joint motions, and the stay is currently continued until April 23, 2014. The original motion and subsequent filings gave insight to the fact that there are other qui tam complaints in other jurisdictions and that the government was consolidating its investigations and working cooperatively with other investigative bodies (including the Attorney General of the State of Texas). The government also confirmed that it considers the allegations made in the complaint styled Tenet Healthcare Corporation vs. Community Health Systems, Inc., et al. filed in the United States District Court for the Northern District of Texas, Dallas Division on April 11, 2011 to be related to the government’s consolidated investigation. We are cooperating fully with the government in its investigations.

Shelbyville, Tennessee OIG Subpoena. In May 2011, we received a subpoena from the Houston Office of the United States Department of Health and Human Services, OIG, requesting medical records of 71 patients from our hospital in Shelbyville, Tennessee. We provided the requested records and have met with the government regarding this matter. We continue to cooperate fully with this investigation.

SEC Subpoena. In May 2011, we received a subpoena from the SEC requesting documents related to or requested in connection with the various inquiries, lawsuits and investigations regarding, generally, emergency room admissions or observation practices at our hospitals. The subpoena also requested documents relied upon by us in responding to the Tenet litigation, as well as other communications about the Tenet litigation. As with all government investigations, we are cooperating fully with the SEC.

Class Action Shareholder Federal Securities Cases. Three purported class action cases have been filed in the United States District Court for the Middle District of Tennessee; namely, Norfolk County Retirement System v. Community Health Systems, Inc., et al., filed May 9, 2011; De Zheng v. Community Health Systems, Inc., et al., filed May 12, 2011; and Minneapolis Firefighters Relief Association v. Community Health Systems, Inc., et al., filed June 21, 2011. All three seek class certification on behalf of purchasers of our common stock between July 27, 2006 and April 11, 2011 and allege that misleading statements resulted in artificially inflated prices for our common stock. In December 2011, the cases were consolidated for pretrial purposes and NYC Funds and its counsel were selected as lead plaintiffs/lead plaintiffs’ counsel. Our motion to dismiss this case has been fully briefed and is pending before the court. We will vigorously defend this case.

Shareholder Derivative Actions. Three purported shareholder derivative actions have also been filed in the United States District Court for the Middle District of Tennessee; Plumbers and Pipefitters Local Union No. 630 Pension Annuity Trust Fund v. Wayne T. Smith, et al., filed May 24, 2011; Roofers Local No. 149 Pension Fund v. Wayne T. Smith, et al., filed June 21, 2011; and Lambert Sweat v. Wayne T. Smith, et al., filed October 5, 2011. These three cases allege breach of fiduciary duty arising out of allegedly improper inpatient admission practices, mismanagement, waste and unjust enrichment. These cases have been consolidated into a single, consolidated action. The plaintiffs filed an operative amended derivative complaint in these three consolidated actions on March 15, 2012. Our motion to dismiss was argued on June 13, 2013. On September 27, 2013, the court issued an order granting in part and denying in part our motion to dismiss. On October 14, 2013, we filed for a Motion for Reconsideration of the Order Granting in Part and Denying in Part the Motion to Dismiss, a Motion to Stay Discovery, and an unopposed Motion for Extension of Time to File an Answer. We will vigorously defend them.

Certain Other Government Investigations

Easton, Pennsylvania—Urologist. On June 13, 2011, our hospital in Easton, Pennsylvania received a document subpoena from the Philadelphia office of the United States Department of Justice. The documents requested included medical records for certain urological procedures performed by a non-employed physician who is no longer on the medical staff and other records concerning the hospital’s relationship with the physician. Certain procedures performed by the physician had been previously reviewed and appropriate repayments had been made. We are cooperating fully with the government in this investigation.

Hattiesburg, Mississippi—Allegiance Health Management, Inc. On February 23, 2012, our hospital in Hattiesburg, Mississippi received a document subpoena from the United States Department of Health and Human Services, OIG relating to its relationship with Allegiance Health Management, Inc., or Allegiance, a company that provides intensive outpatient psychiatric, or IOP, services to its patients. The subpoena seeks information concerning the hospital’s financial relationship with Allegiance, medical records of patients receiving IOP services, and other documents relating to Allegiance such as agreements, policies and procedures, audits, complaints, budgets, financial analyses and identities of those delivering services. This is our only hospital that received services from this vendor. We are cooperating fully with this investigation.

Certain Qui Tam Cases—Government Declined Intervention

On June 2, 2011, an order was entered unsealing a relator’s qui tam complaint in the matter of U.S. ex rel. Wood M. Deming, MD, individually and on behalf of Regional Cardiology Consultants, PC v. Jackson-Madison County General Hospital, an Affiliate of West Tennessee Healthcare, Regional Hospital of Jackson, a Division of Community Health Systems Professional Services Corporation, James Moss, individually, Timothy Puthoff, individually, Joel Perchik, MD, individually, and Elie H. Korban, MD, individually. The action is pending in the Western District of Tennessee, Jackson Division. Regional Hospital of Jackson is an affiliated hospital and Mr. Puthoff is a former chief executive officer there. The Order recited that the United States had elected to intervene to a limited degree only concerning the claims against Dr. Korban for false and fraudulent billing for allegedly unnecessary stent procedures and for causing the submission of false claims by the hospitals. On July 28, 2011, we were served by the relator. On June 12, 2013, the government and Dr. Korban filed an advisory that they had reached a “handshake” settlement of all claims pled by the government. There have been no additional filings since then. We are vigorously defending this case.

On August 8, 2012, an order was entered unsealing a relator’s qui tam complaint in the matter of U.S. and N.M. ex rel. Sally Hansen v. Mimbres Memorial Hospital, et al . This action is pending in the United States District Court for New Mexico. This case cites alleged quality control failures as violations of the Clinical Laboratory Improvement Amendments of 1988 as the basis for a False Claims Act suit. Both the U.S. government and the New Mexico state government declined to intervene in this case. We filed a motion to dismiss and the relator filed an amended complaint. Both the U.S. government and the New Mexico state government have now declined to intervene on this amended complaint. On June 12, 2013, we filed a motion to dismiss the amended complaint. The relator also voluntarily dismissed Community Health Systems, Inc., without prejudice. We are vigorously defending this case.

On December 20, 2013, we became aware of a case styled U.S. ex rel. Macler v. Pinnacle Partners in Medicine, et. al. (including our affiliated facility, Pottstown Memorial Medical Center, Pottstown, Pennsylvania), filed on April 17, 2013 in the Eastern District of Pennsylvania. The complaint alleges that certain patients did not receive a post-anesthesia visit as required by the Medicare Conditions of Participation and Pennsylvania law. The Department of Justice has declined to intervene in this case and the case was unsealed on or about December 19, 2013. We previously had not been aware of this case nor had any knowledge of any government investigation of the allegations, but would anticipate that we will vigorously defend it if the case is pursued by the relator.

Certain Commercial Litigation and Other Lawsuits

Becker v. Community Health Systems, Inc. d/b/a Community Health Systems Professional Services Corporation d/b/a Community Health Systems d/b/a Community Health Systems PSC, Inc. d/b/a Rockwood Clinic P.S. and Rockwood Clinic, P.S. (Superior Court, Spokane, Washington). This suit was filed on February 29, 2012, by a former chief financial officer at Rockwood Clinic in Spokane, Washington. Becker claims he was wrongfully terminated for allegedly refusing to certify a budget for Rockwood Clinic in 2012. On February 29, 2012, he also filed an administrative complaint with the Department of Labor, Occupational Safety and Health Administration alleging that he is a whistleblower under Sarbanes-Oxley; a response was filed on May 21, 2012. At a hearing on July 27, 2012, the court dismissed Community Health Systems, Inc. from this case and has subsequently certified the case for an interlocutory appeal of the denial to dismiss his employer and the management company. The appellate court has accepted the interlocutory appeal. We are vigorously defending this action.

Eliel Ntakirutimana, M.D. and Anesthesia Healthcare Partners of Laredo, P.A., Jose Berlioz, M.D. and Jose Berlioz, M.D., P.A. d/b/a Safari Pediatrics v. Laredo Texas Hospital Company, L.P. d/b/a Laredo Medical Center, CHS/Community Health Systems, Inc., Webb Hospital Corporation, Community Health Systems Professional Services Corporation, Community Health Systems, Inc., Abraham “Abe” Martinez, Argelia “Argie” Martinez, Michael Portacci, Wayne Smith, Timothy P. Adams, and Timothy Schmidt. On December 28, 2012, two

physicians and each of their professional associations, who previously contracted as independent contractors with Laredo Medical Center under contracts that could be terminated without cause upon certain written notice, filed a first amended complaint. The first amended complaint alleged claims for breaches of contracts, unjust enrichment, violation of the Texas Theft Liability Act, negligence, breach of fiduciary duty, knowing participation in breach of fiduciary duty, defamation and business disparagement, R.I.C.O., economic duress/coercion, tortious interference with contracts or prospective business relations, conspiracy, respondeat superior, actual and apparent authority, ratification, vice-principal liability, and joint enterprise liability. The first amended complaint, in part, alleges facts concerning payments made by Dr. Eliel Ntakirutimana to former Laredo Medical Center CEO, Abe Martinez, who is also a defendant in the suit. On October 23, 2013, an Order staying the case until further notice was entered.

Certain Legal Proceedings Related to HMA

The following descriptions of pending matters are based solely on HMA’s public filings with the SEC.

Medicare/Medicaid Billing Lawsuits. On January 11, 2010, HMA and one of its subsidiaries were named in a qui tam lawsuit entitled United States of America ex rel. J. Michael Mastej v. Health Management Associates, Inc. et al. in the U.S. District Court for the Middle District of Florida, Tampa Division. The plaintiff’s complaint alleged that, among other things, the defendants erroneously submitted claims to Medicare and that those claims were falsely certified to be in compliance with Section 1877 of the Social Security Act of 1935 (commonly known as the “Stark law”) and the Anti-Kickback Statute. The plaintiff’s complaint further alleged that the defendants’ conduct violated the False Claims Act. The plaintiff seeks recovery of all Medicare and Medicaid reimbursement that the defendants received as a result of the alleged false certifications and treble damages under the False Claims Act, as well as a civil penalty for each Medicare and Medicaid claim supported by such alleged false certifications. On August 18, 2010, the plaintiff filed a first amended complaint that was similar to the original complaint. On February 23, 2011, the case was transferred to the U.S. District Court for the Middle District of Florida, Fort Myers Division (Case No. 2:11-cv-00089-JES-DNF). On May 5, 2011, the plaintiff filed a second amended complaint, which was similar to the first amended complaint. On May 17, 2011, the defendants moved to dismiss the second amended complaint for failure to state a claim with the particularity required and failure to state a claim upon which relief can be granted. On January 26, 2012, the United States gave notice of its decision not to intervene in this lawsuit. On February 16, 2012, the court granted the defendants’ motion to dismiss, without prejudice. The court’s order permitted the plaintiff to file an amended complaint. On March 8, 2012, the plaintiff filed a third amended complaint, which was similar to the first amended complaint and the second amended complaint. On March 26, 2012, the defendants moved to dismiss the third amended complaint on the same bases set forth in earlier motions to dismiss. On March 19, 2013, the U.S. District Court for the Middle District of Florida, Tampa Division, dismissed the third amended complaint with prejudice. On March 28, 2013, the United States of America filed a motion to clarify that the dismissal with prejudice did not relate to the United States. On April 4, 2013, the defendants filed an opposition to the United States’ motion for clarification. The Government’s motion remains pending at this time. On April 16, 2013, the plaintiff filed a motion for relief from judgment and for leave to amend the complaint, and a proposed fourth amended complaint. On April 18, 2013, the plaintiff filed a notice of appeal. On May 2, 2013, the defendants filed an opposition to the plaintiff’s motion for relief from judgment and for leave to amend the complaint for the fourth time. On July 10, 2013, the court denied plaintiff’s motion for relief from judgment and for leave to amend the complaint for the fourth time. The case is now on appeal to the Eleventh Circuit Court of Appeals. On August 26, 2013, plaintiff submitted his initial brief and, on October 15, 2013, defendants filed their answer brief. HMA intends to vigorously defend HMA and its subsidiary against the allegations in this matter.

On July 31, 2013, HMA received a courtesy copy of a qui tam lawsuit captioned United States ex rel. Williams v. Health Management Associates, Inc. HMA has not yet been formally served with that complaint, which is pending in the U.S. District Court for the Middle District of Georgia. The federal government has declined to intervene in that case, but the State of Georgia has decided to intervene. The complaint alleges that the hospital defendants engaged in a kickback scheme with Clínica de la Mama, a prenatal clinic, whereby

Clínica de la Mama would provide translation and eligibility services in exchange for the referral of Medicaid patients to the defendant hospitals. The State alleges that these referrals violated the Georgia False Medical Claims Act, the Georgia Medical Assistance Act, and various state laws. HMA denies the allegations in the complaint and HMA intends to vigorously defend HMA against those allegations.

Between the week of December 16, 2013 and the date of this offering memorandum, the U.S. District Courts for the Middle District of Georgia, the Northern District of Illinois, the Western District of North Carolina, the District of South Carolina, the Eastern District of Pennsylvania, the Middle District of Florida and the Southern District of Florida unsealed dockets in eleven civil actions, publicly revealing eleven qui tam lawsuits filed by private individuals against HMA. The United States has elected to exercise its right to intervene in all or part and litigate all or a portion of eight of these eleven actions and declined to intervene in three. With respect to the eight actions that the United States has agreed to intervene in, at this time, the complaints in the newly unsealed actions in the Western District of North Carolina, the District of South Carolina, the Middle District of Florida, Northern District of Illinois, the Middle District of Georgia, the Eastern District of Pennsylvania and the Southern District of Florida allege that certain HMA hospitals, among other things, inappropriately admitted patients and then submitted reimbursement claims for treating those individuals to federal healthcare programs, in violation of the False Claims Act. Additionally, the complaints in the newly unsealed actions in the Middle District of Georgia, the Western District of North Carolina, the District of South Carolina, the Northern District of Illinois, and the Eastern District of Pennsylvania allege that the same actions violated various state laws which prohibit false claims. Furthermore, the complaints in the newly unsealed actions in the Middle and Southern Districts of Florida, the Western District of North Carolina, the District of South Carolina, and the Eastern District of Pennsylvania also allege, among other things, that certain HMA hospitals had inappropriate financial relationships with physicians which violated the Stark law, the Anti-Kickback Statute, and the False Claims Act. In the complaint in the newly unsealed action in the District of South Carolina the government has also intervened as to Gary Newsome, the former Chief Executive Officer of HMA. In the complaint filed by relator David Napoliello, M.D. in the Middle District of Florida, the government has not sought to intervene but has sought to consolidate the case with all of the others in which it has intervened. HMA intends to contest the allegations in these matters, including by seeking dismissal of these complaints for, among other things, failure to state a claim or plead with the requisite factual particularity.

Governmental Matters. Several HMA hospitals received letters during 2009 requesting information in connection with a DOJ investigation relating to kyphoplasty procedures. Kyphoplasty is a minimally invasive spinal procedure used to treat vertebral compression fractures. The DOJ is currently investigating hospitals and hospital operators in multiple states to determine whether certain Medicare claims for kyphoplasty were incorrect when billed as an inpatient service rather than as an outpatient service. HMA believes that the DOJ’s investigation originated with a False Claims Act lawsuit against Kyphon, Inc., the company that developed the kyphoplasty procedure. The requested information has been provided to the DOJ and HMA is cooperating with the investigation. To date, the DOJ has not asserted any monetary or other claims against the HMA hospitals in this matter. Based on the aggregate billings for inpatient kyphoplasty procedures during the period under review that were performed at the HMA hospitals subject to the DOJ’s inquiry, HMA does not believe that the final outcome of this matter will be material.

During September 2010, HMA received a letter from the DOJ indicating that an investigation was being conducted to determine whether certain HMA hospitals improperly submitted claims for the implantation of ICDs. The DOJ’s investigation covers the period commencing with Medicare’s expansion of coverage for ICDs in 2003 to the present. The letter from the DOJ further indicates that the claims submitted by HMA’s hospitals for ICDs and related services need to be reviewed to determine if Medicare coverage and payment was appropriate. During 2010, the DOJ sent similar letters and other requests to a large number of unrelated hospitals and hospital operators across the country as part of a nation-wide review of ICD billing under the Medicare program. HMA is cooperating with the DOJ in its ongoing investigation, which could potentially give rise to claims against HMA and/or certain of its subsidiary hospitals under the False Claims Act or other statutes, regulations or laws. Additionally, HMA is conducting an internal review of hospital medical records related to

ICDs that are the subject of the DOJ investigation. To date, the DOJ has not asserted any monetary or other claims against HMA or its hospitals in this matter and, at this time, HMA is unable to determine the potential impact, if any, that will result from the final resolution of the investigation.

On February 22, 2012 and February 24, 2012, HHS-OIG served subpoenas on certain HMA hospitals relating to those hospitals’ relationships with Allegiance Health Management, Inc. (“Allegiance”). Allegiance, which is unrelated to HMA, is a post acute health care management company that provides intensive outpatient psychiatric (“IOP”) services to patients. The HMA hospitals that were served subpoenas were: (i) Central Mississippi Medical Center in Jackson, Mississippi; (ii) Crossgates River Oaks Hospital in Brandon, Mississippi; (iii) Davis Regional Medical Center in Statesville, North Carolina; (iv) Lake Norman Regional Medical Center in Mooresville, North Carolina; (v) the Medical Center of Southeastern Oklahoma in Durant, Oklahoma; and (vi) Natchez Community Hospital in Natchez, Mississippi. Each of those hospitals has or had a contract with Allegiance. Among other things, the subpoenas seek: (i) documents related to the hospitals’ financial relationships with Allegiance; (ii) documents related to patients who received IOP services from Allegiance at the HMA hospitals, including their patient medical records; (iii) documents relating to complaints or concerns regarding Allegiance’s IOP services at the HMA hospitals; (iv) documents relating to employees, physicians and therapists who were involved with the IOP services provided by Allegiance at the HMA hospitals; and (v) other documents related to Allegiance, including leases, contracts, policies and procedures, training documents, budgets and financial analyses. The period of time covered by the subpoenas is January 1, 2008 through the date of subpoena compliance. HMA believes that HHS-OIG has served similar subpoenas on other non-HMA hospitals that had contracts with Allegiance. HMA intends to cooperate with the investigations. At this time, HMA is unable to determine the potential impact that will result from the final resolution of these investigations.

On April 25, 2013, HMA received a subpoena from the SEC, issued pursuant to an investigation, requesting documents related to accounts receivable, billing write-downs, contractual adjustments, reserves for doubtful accounts, and accounts receivable aging, and revenue from Medicare, Medicaid and from privately insured or uninsured patients. On June 5, 2013, HMA received a supplemental subpoena from the SEC which requests additional financial reports. This investigation is ongoing and HMA is unable to determine the potential course or impact, if any, of this investigation.

The United States Department of Health and Human Services, OIG and the DOJ, including the Civil Division and U.S. Attorney’s Offices in the Eastern District of Pennsylvania, the Middle District of Florida, the Eastern District of Oklahoma, the Middle District of Tennessee, the Western District of North Carolina, the District of South Carolina and the Middle District of Georgia, are currently investigating HMA and certain of its subsidiaries. HMA believes that such investigations relate to the Anti-Kickback Statute, the Stark law and the False Claims Act and are focused on: (i) physician referrals, including financial arrangements with HMA’s whole-hospital physician joint ventures; (ii) the medical necessity of emergency room tests and patient admissions, including whether the Pro-Med software that HMA used led to any medically unnecessary tests or admissions; and (iii) the medical necessity of certain surgical procedures. HMA further believes that the investigations may have originated as a result of qui tam lawsuits filed on behalf of the United States. In connection with the investigations, United States Department of Health and Human Services, OIG has requested certain records through subpoenas, which apply system-wide, that were served on HMA on May 16, 2011 and July 21, 2011. On June 10, June 26, and July 11, 2013, HMA received additional subpoenas, which supplements the July 21, 2011 subpoena, from the United States Department of Health and Human Services, OIG regional office in Atlanta, Georgia. On June 12, 2013, HMA received an additional subpoena, which supplements the May 16, 2011 subpoena, from the United States Department of Health and Human Services, OIG regional office in Miami Lakes, Florida. Additionally, Government Representatives have interviewed certain of HMA’s current and former employees. HMA is conducting internal investigations and have met with Government Representatives on numerous occasions to respond to their inquiries. HMA intends to cooperate with the Government Representatives during their investigations. At this time, HMA is unable to determine the potential impact, if any, that will result from the final resolution of these investigations.

In addition to the abovementioned subpoenas and investigations, certain of HMA’s hospitals have received other requests for information from state and federal agencies. HMA is cooperating with all of the ongoing investigations by collecting and producing the requested materials. Because a large portion of HMA’s government investigations are in their early stages, HMA is unable to evaluate the outcome of such matters or determine the potential impact, if any, that could result from their final resolution.

Class Action and Derivative Action Lawsuits. On April 30, 2012, two class action lawsuits that were brought against HMA and certain of its then executive officers, one of whom was at that time also a director, were consolidated in the U.S. District Court for the Middle District of Florida under the caption In Re: Health Management Associates, Inc., et al. (Case No. 2:12-cv-00046-JES-DNF) and three pension fund plaintiffs were appointed as lead plaintiffs. On July 30, 2012, the lead plaintiffs filed an amended consolidated complaint purportedly on behalf of stockholders who purchased HMA’s common stock during the period from July 27, 2009, through January 9, 2012. The amended consolidated complaint (i) alleges that HMA made false and misleading statements in certain public disclosures regarding its business and financial results and (ii) asserts claims for violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, as amended. Among other things, the plaintiffs claim that HMA inflated its earnings by engaging in fraudulent Medicare billing practices that entailed admitting patients to observation status when they should not have been admitted at all and to inpatient status when they should have been admitted to observation status. The plaintiffs seek unspecified monetary damages. On October 22, 2012, the defendants moved to dismiss the plaintiffs’ amended consolidated complaint for failure to state a claim or plead facts required by the Private Securities Litigation Reform Act. The plaintiffs filed an unopposed stipulation and proposed order to suspend briefing on the defendants’ motion to dismiss because they intended to seek leave of court to file a proposed second amended consolidated complaint. On December 15, 2012, the court entered an order approving the stipulation and providing a schedule for briefing with respect to the proposed amended pleadings. On February 11, 2013, the defendants were served with the second amended consolidated complaint, which asserts the same claims as the amended consolidated complaint. As of August 15, 2013, the defendants’ motion to dismiss the second amended complaint for failure to state a claim and plead facts required by the Private Securities Litigation Reform Act was fully submitted and awaiting the Court’s decision. HMA intends to vigorously defend against the allegations in this lawsuit. HMA is unable to predict the outcome or determine the potential impact, if any, that could result from its final resolution.

On January 22, 2013, a putative shareholder derivative action entitled The City of Haverhill Retirement System v. Dauten, et al. (Case No. 8:13-cv-00213) was filed in the U.S. District Court for the Middle District of Florida, Tampa Division, purportedly on behalf of HMA against its then directors. HMA was also named as a nominal defendant. The complaint alleges that, among other things, the defendants breached their fiduciary duties to HMA and its stockholders by supposedly causing HMA to undertake a scheme to defraud Medicare by improperly admitting certain emergency room patients as “inpatients” in violation of the False Claims Act and then issuing false and misleading public statements about HMA’s financial outlook and compliance with laws and regulations. The complaint also alleges that the defendants breached their fiduciary duties by exposing HMA to potentially significant civil and criminal penalties as a result of the aforementioned investigations by United States Department of Health and Human Services, OIG and the DOJ as well as the stockholder class action and other ongoing litigation. The complaint seeks monetary damages from the defendants, other than HMA. On February 8, 2013, the case was transferred to the U.S. District Court for the Middle District of Florida, Fort Myers Division (Case No. 2:13-cv-00092). On April 10, 2013 the plaintiff filed an amended complaint which asserts the same claims as its prior complaint, but also names two of the Company’s then executives as defendants. On May 15, 2013, the defendants moved to dismiss the amended complaint for threshold lack of derivative standing, for failure to make a demand on the Board, and for failure to state a claim. On June 26, 2013, the plaintiff opposed the defendants’ motion to dismiss, and on August 16, 2013, the plaintiff moved to amend its complaint to add class action claims related to the Merger Agreement. On October 31, 2013, the Court entered an order dismissing the plaintiff’s complaint as a “shotgun pleading” and granting the plaintiff leave to file an amended complaint that cured the pleading deficiencies of its previous complaint and that asserted claims related to the proposed Merger. Plaintiff filed its second amended complaint on November 14, 2013, which asserts the same claims as the prior complaint, but adds purported class action claims related to the proposed Merger, and names as additional defendants HMA’s current directors. On December 16, 2013, the defendants moved to dismiss the second amended complaint. On December 20, 2013, the plaintiff moved for expedited discovery and for oral argument to be scheduled for an anticipated motion for a preliminary injunction prior to the closing of the proposed Merger. The defendants filed a brief in opposition to this motion on December 24, 2013. On December 26, 2013, the magistrate judge entered an order denying the plaintiff’s request for expedited discovery and granting leave for the plaintiff to file a separate motion for a preliminary injunction hearing. HMA intends to vigorously defend against the allegations in this lawsuit. Because this lawsuit is in its early stages, HMA is unable to predict the outcome or determine the potential impact, if any, that could result from its final resolution.

On July 23, 2013, an action entitled Town of Davie Police Officers’ Pension Plan v. Dauten, et al. (C.A. No. 8742) was filed in the Court of Chancery of the State of Delaware. This action purportedly was brought as a class action on behalf of all of HMA’s stockholders, as well as derivatively on behalf of HMA against HMA’s then directors and Wells Fargo Bank, National Association, Wells Fargo Securities, LLC (“Wells Fargo”), and Deutsche Bank Securities Inc. (“Deutsche Bank”). The complaint alleges, among other things, that those directors breached their fiduciary duties (i) by approving a credit agreement in 2011 that contains a change of control covenant which plaintiff contends will coerce shareholders into supporting the re-election of HMA’s incumbent board of directors and (ii) by not approving Glenview Nominees for election to HMA’s Board of Directors for purposes of seeking a waiver of the change of control covenant. The complaint further alleges that the Wells Fargo and Deutsche Bank defendants aided and abetted such breaches. The complaint seeks declaratory and injunctive relief, including (i) a declaration that those directors breached their fiduciary duties by entering into the credit agreement and (ii) an order permanently enjoining the board of directors from invoking or enforcing the change of control covenant in the credit agreement. Plaintiff also seeks unspecified damages from those directors and an award of attorneys’ fees and costs. On September 20, 2013, the defendants moved to dismiss this action for lack of subject matter jurisdiction, as well as the plaintiff’s failure to make a demand on the Board of Directors and failure to state a claim. HMA intends to defend this action.

Five putative class action lawsuits challenging the Merger have been filed on behalf of a putative class consisting of HMA’s stockholders. Four were filed in the Circuit Court of the Twentieth Judicial Circuit in and for Collier County, Florida: (1) Aliaga v. Health Mgmt. Assocs., Inc., et al., Civ. No. 13-2288-CA (“Aliaga”), filed on August 1, 2013; (2) Copeland v. Health Mgmt. Assocs., Inc., et al., Case No. 13-2356-CA (“Copeland”), filed on August 8, 2013; (3) Lopriore v. Health Mgmt. Assocs., Inc., et al., Case No. 13-2307-CA (“Lopriore”), filed on August 5, 2013; and (4) Smilow v. Health Mgmt. Assocs., Inc., et al., Case No. 13-2371-CA (“Smilow”), filed on August 13, 2013 (collectively, the “Florida Actions”). The fifth case, Margolis, et al. v. Schoen, et al., C.A. No. 8774-CS, was filed in the Court of Chancery of the State of Delaware on August 5, 2013. With limited exceptions, these actions name HMA, former members of its board of directors, CHS, and Merger Sub as defendants. Generally, the plaintiffs in these actions allege that those directors breached their fiduciary duties to HMA stockholders by, among other things, approving the Merger Agreement for allegedly inadequate consideration, following an allegedly unfair sale process that favored the interests of CHS and those directors over HMA stockholders, and that CHS and Merger Sub aided and abetted such alleged breaches of fiduciary duty. The plaintiffs further allege that those directors breached their fiduciary duties by agreeing to terms in the Merger Agreement that favor CHS and deter alternative bids. The actions seek, among other things, an injunction against the completion of the Merger (or rescission of the Merger Agreement to the extent it has been implemented) and the payment of attorneys’ fees and expenses. We intend to defend these actions.

Wrongful Termination Lawsuit. On or about October 19, 2011, a wrongful termination action was commenced against HMA by Paul Meyer, HMA’s former Director of Compliance. That litigation, entitled Meyer v. Health Management Associates, Inc., was commenced in the Circuit Court of the Seventeenth Judicial Circuit in and for Broward County, Florida (Case No. 11-25334(09)). The plaintiff seeks unspecified compensatory and punitive damages. Mr. Meyer was terminated after insubordinately refusing to cooperate with HMA’s efforts to comply with its obligations under a government subpoena by refusing to return documents belonging to HMA that were in his possession. Moreover, Mr. Meyer’s failure to cooperate with us in response to a subpoena was contrary to both the intent and purpose of HMA’s compliance department and HMA’s company-wide compliance program. HMA has filed a counterclaim against Mr. Meyer for breach of contract, conversion and breach of duty of loyalty. The trial in this matter is scheduled to take place during the third quarter of 2014.

HMA intends to vigorously defend against the wrongful termination allegations made by Mr. Meyer and HMA does not believe that the final outcome of this matter will be material.

Other. HMA is also a party to various other legal actions arising out of the normal course of its business. Due to the inherent uncertainties of litigation and dispute resolution, HMA is unable to estimate the ultimate losses, if any, relating to each of its outstanding legal actions and other loss contingencies.

UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

On July 29, 2013, Holdings and FWCT-2 Acquisition Corporation, a wholly-owned subsidiary of Holdings, which we refer to as Merger Sub, entered into a definitive Agreement and Plan of Merger with HMA, as subsequently amended, pursuant to which Merger Sub will merge with and into HMA, with HMA continuing as the surviving corporation and a wholly-owned subsidiary of the Issuer. We refer to this business combination as the “Merger.” Though final financing terms may differ, in connection with entry into the Merger Agreement, Holdings obtained a debt financing commitment for up to $6,840 million of debt financing, which will be reduced by the amount of notes issued in this offering upon the consummation of this offering, which financing we collectively refer to in this section as the “Debt Financing.” The Merger Agreement and related documents contemplate the occurrence of the following events, which we collectively refer to as the “Transactions”:

•	the Merger;

•

notwithstanding that CHS has committed bank financing that provides for a $1,510 million senior secured term loan credit facility with a scheduled maturity on the seventh anniversary of the closing date and a $750 million senior secured term loan D credit facility with a scheduled maturity in October 2016, CHS intends to obtain (i) a replacement of our existing revolving credit facility with a new revolving credit facility in aggregate principal amount of $1 billion, (ii) a new term loan A credit facility in an aggregate principal amount of $1 billion, a portion of which will be used to refinance our existing term loan A credit facility, (iii) an extension of the maturity date of certain of the Extended Term Loans (as defined below) and (iv) a New Term Loan D Facility in aggregate principal amount of $2.260 billion (which will be increased by the aggregate amount of Non-Extended Term Loans);

•	the issuance and sale by the Escrow Issuer of $1,705 million aggregate principal amount of the secured notes offered hereby;

•	the issuance and sale by the Escrow Issuer of up to $2,875 million aggregate principal amount of unsecured notes offered hereby;

•	the refinancing of existing indebtedness of HMA, which totaled approximately $3.6 billion as of September 30, 2013 (including the repayment of the HMA Notes pursuant to the Tender Offers);

•	the Escrow Merger;

•	the release of the escrowed funds in respect of the notes and the satisfaction of the conditions precedent thereto;

•	the issuance of CVRs entitling holders of HMA common stock to receive a cash payment of up to $1.00 per share;

•

the merger of Merger Sub with and into HMA, with HMA as the surviving corporation, and the payment of approximately $3.8 billion as Merger consideration to the holders of HMA stock and related equity awards (assuming full payment under the CVRs solely for the purpose of preparing the pro forma financial statements); and

•	the payment of approximately $342 million of fees and expenses and $258 million of debt prepayment penalties as of September 30, 2013, related to the foregoing transactions.

The consummation of the Merger and the related financing transactions are subject to certain customary conditions. The consummation of the Escrow Merger and the release of funds from escrow is conditioned upon, among other things, the consummation of the Merger.

In the event the New Credit Facilities become unavailable, the Merger Agreement requires us to use reasonable best efforts to obtain alternative financing, but there is no assurance that such alternative financing will be available on reasonable terms.

The effects of the Merger have been prepared using the purchase method of accounting and applying the assumptions and adjustments described in the accompanying notes.

The following unaudited pro forma condensed financial statements are based on the separate historical financial statements of CHS and HMA identified in the following paragraph. We derived the following unaudited pro forma condensed financial statements by applying pro forma adjustments to our historical consolidated financial statements and HMA’s historical consolidated financial statements incorporated by reference in this offering memorandum.

The unaudited pro forma condensed statements of operations data for the periods presented give effect to the Transactions as if they had been consummated on January 1, 2012, the beginning of the earliest period presented. The unaudited pro forma condensed balance sheet data gives effect to the Transactions as if they had occurred on September 30, 2013. We describe the assumptions underlying the pro forma adjustments in the accompanying notes, which should also be read in conjunction with these unaudited pro forma condensed financial statements. You should also read this information in conjunction with the:

•

Separate unaudited condensed historical financial statements of CHS as of and for the nine month period ended September 30, 2013 and for the nine month period ended September 30, 2012, incorporated by reference in this offering memorandum;

•	Separate audited historical financial statements of CHS as of and for the fiscal year ended December 31, 2012, incorporated by reference in this offering memorandum;

•

Separate unaudited historical financial statements of HMA as of and for the nine month period ended September 30, 2013 and for the nine month period ended September 30, 2012, incorporated by reference in this offering memorandum; and

•	Separate audited historical financial statements of HMA as of and for the fiscal year ended December 31, 2012, incorporated by reference in this offering memorandum.

The pro forma adjustments related to the purchase price allocation and financing of the Transactions are preliminary and based on information obtained to date by management and are subject to revision as additional information becomes available. The actual adjustments described in the accompanying notes will be made as of the closing date of the Transactions and may differ from those reflected in these unaudited pro forma condensed financial statements. Revisions to the preliminary purchase price allocation and financing of the Transactions may have a significant impact on the pro forma amounts of total assets, total liabilities and stockholders’ equity, operating expense and costs, depreciation and amortization and interest expense.

The unaudited pro forma condensed financial statements do not reflect non-recurring charges that will be incurred in connection with certain non-recurring costs related to the Merger such as cash expenditures for restructuring and integration activities, and retention bonuses, which cannot be reasonably estimated at this time.

The unaudited pro forma condensed financial statements should not be considered indicative of actual results that would have been achieved had the Transactions been consummated on the date or for the periods indicated and do not purport to indicate consolidated balance sheet data or results of operations as of any future date of any future period. The unaudited pro forma condensed financial statements are based upon currently available information and estimates and assumptions that management believes are reasonable as of the date hereof. Any of the factors underlying these estimates and assumptions may change or prove to be materially different, and the estimates and assumptions may not be representative of facts existing at the closing date of the Merger.

The unaudited pro forma condensed financial statements should be read in conjunction with the information contained in “Use of Proceeds,” “Capitalization,” “Selected Historical Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and accompanying notes of each of CHS and HMA appearing elsewhere or incorporated by reference in this offering memorandum.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

For the nine months ended September 30, 2013

(In millions, except share and per share data)

	CHS, as reported	HMA, as reported	Adjustments			Pro Forma Combined
Operating revenues (net of contractual allowances and discounts)	$11,335	$5,101	$			$16,436
Provision for bad debts	1,569	730				2,299

Net operating revenues	9,766	4,371		—		14,137

Operating costs and expenses:
Salaries and benefits	4,675	2,014		(15	)(j)	6,674
Supplies	1,482	689				2,171
Other operating expenses	2,159	1,041		(2	)(k)	3,198
Government settlement and related costs reserve	98	—				98
Electronic health records incentive reimbursement	(110)	(24)				(134)
Rent	215	126				341
Change in control and other related expense	—	112				112
Depreciation and amortization	583	290		9	(e)	885
				3	(f)
Interest expense		212		(212	)(g)	—

Total operating costs and expenses	9,102	4,460		(217)		13,345

Income (loss) from operations	664	(89)		217		792
Interest expense, net	465	—		212	(g)	829
				152	(d)
Loss from early extinguishment of debt	1	—				1
Equity in earnings of unconsolidated affiliates	(36)	—		—		(36)

Income (loss) from continuing operations before income taxes	234	(89)		(147)		(2)
Provision (benefit) for income taxes	69	(49)		(55	)(h)	(35)

Income (loss) from continuing operations	165	(40)		(92)		33
Discontinued operations, net of taxes:
Loss from operations of entities sold	—	—		—		—
Impairment of hospitals sold	—	—		—		—
Loss on sale, net	—	—		—		—

Loss from discontinued operations, net of taxes	—	—		—		—

Net income (loss)	165	(40)		(92)		33
Less: Net income attributable to noncontrolling interests	52	13				65
Less: Accretion of redeemable equity securities	—	20				20

Net income (loss) attributable to Community Health Systems, Inc. stockholders	$113	$(73)		$(92)		$(52)

Basic earnings (loss) per share attributable to Community Health Systems, Inc. common stockholders:
Continuing operations	$1.22	$(0.28)				$(0.47)
Discontinued operations	—	—				—

Net income	$1.22	$(0.28)				$(0.47)

Diluted earnings (loss) per share attributable to Community Health Systems, Inc. common stockholders:
Continuing operations	$1.21	$(0.28)				$(0.47)
Discontinued operations	—	—				—

Net income	$1.21	$(0.28)				$(0.47)

Weighted-average number of shares outstanding:
Basic	92,384,270	258,911,000		(240,549,744	)(i)	110,745,526
Diluted	93,516,158	258,911,000		(240,549,744	)(i)	111,877,414

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

For the year ended December 31, 2012

(In millions, except share and per share data)

	CHS, as reported	HMA, as reported	Adjustments			Pro Forma Combined
Operating revenues (net of contractual allowances and discounts)	$14,988	$6,748	$			$21,736
Provision for bad debts	1,959	882				2,841

Net operating revenues	13,029	5,866				18,895

Operating costs and expenses:
Salaries and benefits	6,104	2,620		(29	)(j)	8,695
Supplies	1,973	904				2,877
Other operating expenses	2,870	1,310		(2	)(k)	4,178
Electronic health records incentive reimbursement	(127)	(75)				(202)
Rent	273	173				446
Depreciation and amortization	726	349		13	(e)	1,092
				4	(f)
Interest expense		311		(311	)(g)	—

Total operating costs and expenses	11,819	5,592		(325)		17,086

Income from operations	1,210	274		325		1,809
Interest expense, net	623	—		311	(g)	1,105
				171	(d)
Loss from early extinguishment of debt	115	—				115
Equity in earnings of unconsolidated affiliates	(42)	—				(42)
Impairment of long-lived assets	10	—				10

Income from continuing operations before income taxes	504	274		(157)		621
Provision for income taxes	158	89		(59	)(h)	188

Income from continuing operations	346	185		(98)		433
Discontinued operations, net of taxes:
Loss from operations of entities sold	—	(8)		—		(8)
Impairment of hospitals sold	—	—		—		—
Loss on sale, net	—	—		—		—
Loss from discontinued operations, net of taxes	—	(8)		—		(8)

Net income	346	177		(98)		425
Less: Net income attributable to noncontrolling interests	80	27		—		107

Net income attributable to Community Health Systems, Inc. stockholders	$266	$150		$(98)		$318

Basic earnings (loss) per share attributable to Community Health Systems, Inc. common stockholders(1):
Continuing operations	$2.98	$0.62				$3.03
Discontinued operations	(0.01)	(0.03)				(0.08)

Net income	$2.98	$0.59				$2.95

Diluted earnings (loss) per share attributable to Community Health Systems, Inc. common stockholders(1):
Continuing operations	$2.96	$0.61				$3.01
Discontinued operations	(0.01)	(0.03)				(0.07)

Net income	$2.96	$0.58				$2.94

Weighted-average number of shares outstanding:
Basic	89,242,949	254,217,000		(235,855,744	)(i)	107,604,205
Diluted	89,806,937	256,710,000		(238,348,744	)(i)	108,168,193

(1)	Total per share amounts may not add due to rounding.

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

For the nine months ended September 30, 2012

(In millions, except share and per share data)

	CHS, as reported	HMA, as reported	Adjustments			Pro Forma Combined
Operating revenues (net of contractual allowances and discounts)	$11,227	$5,034	$			$16,261
Provision for bad debts	1,475	640				2,115

Net operating revenues	9,752	4,394		—		14,146

Operating costs and expenses:
Salaries and benefits	4,548	1,941		(21	)(j)	6,468
Supplies	1,473	677				2,150
Other operating expenses	2,140	969		(2	)(k)	3,107
Electronic health records incentive reimbursement	(74)	(30)				(104)
Rent	202	131				333
Depreciation and amortization	536	256		9	(e)	804
				3	(f)
Interest expense		241		(241	)(g)	—

Total operating costs and expenses	8,825	4,185		(252)		12,758

Income from operations	927	209		252		1,388
Interest expense, net	462	—		241	(g)	828
				125	(d)
Loss from early extinguishment of debt	115	—				115
Equity in earnings of unconsolidated affiliates	(32)	—				(32)

Income from continuing operations before income taxes	382	209		(114)		477
Provision for income taxes	121	67		(42	)(h)	146

Income from continuing operations	261	142		(72)		331
Discontinued operations, net of taxes:
Loss from operations of entities sold	(1)	(6)				(6)
Impairment of hospitals sold	—	—				—
Loss on sale, net	—	—				—

Loss from discontinued operations, net of taxes	(1)	(6)		—		(6)

Net income	260	136		(72)		325
Less: Net income attributable to noncontrolling interests	57	22				79

Net income attributable to Community Health Systems, Inc. stockholders	$203	$114		$(72)		$246

Basic earnings (loss) per share attributable to Community Health Systems, Inc. common stockholders:
Continuing operations	$2.29	$0.47				$2.35
Discontinued operations	(0.01)	(0.02)				(0.06)

Net income	$2.28	$0.45				$2.29

Diluted earnings (loss) per share attributable to Community Health Systems, Inc. common stockholders:(1)
Continuing operations	$2.27	$0.47				$2.34
Discontinued operations	(0.01)	(0.02)				(0.06)

Net income	$2.27	$0.45				$2.28

Weighted-average number of shares outstanding:
Basic	89,028,249	254,111,000		(235,749,744	)(i)	107,389,505
Diluted	89,464,987	256,172,000		(237,810,744	)(i)	107,826,243

(1)	Total per share amounts may not add due to rounding.

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

September 30, 2013

(In millions, except share data)

	CHS, as reported	HMA, as reported	Adjustments		Pro Forma Combined
ASSETS
Current assets
Cash and cash equivalents	$144	$1	$(3,093	)(a)	$376
			(3,860	)(b)
			7,184	(b)
Patient accounts receivable, net	2,299	970			3,269
Supplies, prepaid expenses and other assets	887	492	117	(a)	1,496
Deferred income taxes	117	—			117

Total current assets	3,447	1,463	348		5,258
Property and equipment	10,439	5,832	(1,758	)(a)	14,513
Less accumulated depreciation and amortization	(3,371)	(2,241)	2,241	(a)	(3,371)

Property and equipment, net	7,068	3,591	483	(a)	11,142
Goodwill	4,437	1,033	(1,033	)(a)	8,150
			3,604	(a)
			59	(a)
			50	(c)

Other assets, net	1,770	538	(193	)(a)	2,410
			93	(a)
			252	(b)
			(50	)(c)

Total assets	$16,722	$6,625	$3,613		$26,960

LIABILITIES AND EQUITY
Current liabilities
Current maturities of long-term debt	$180	$111	$(81	)(b)	$210
Accounts payable	744	161			905
Deferred income taxes	—	10			10
Accrued liabilities	1,186	571	(58	)(b)	1,699

Total current liabilities	2,110	853	(139)		2,824

Long-term debt	9,368	3,637	(3,469	)(b)	16,720
			7,184	(b)
Deferred income taxes	808	387	147	(a)	1,342
Other long-term liabilities	1,016	469	264	(a)	1,749

Total liabilities	13,302	5,346	3,987		22,635
Redeemable noncontrolling interests in equity of consolidated subsidiaries	367	272	59	(a)	698
EQUITY
Stockholders’ equity
Preferred stock	—	—	—		—
Common stock	1	3	(3	)(a)	1
Additional paid-in capital	1,231	231	(231	)(a)	1,993
			762	(a)
Treasury stock, at cost, 975,549 shares at June 30, 2013	(7)	—			(7)
Accumulated other comprehensive loss	(92)	(8)	8	(a)	(92)
Retained earnings	1,857	771	(771	)(a)	1,659
			(198	)(b)

Total stockholders’ equity	2,990	997	(433)		3,554
Noncontrolling interests in equity of consolidated subsidiaries	63	10			73

Total equity	3,053	1,007	(433)		3,627

Total liabilities and equity	$16,722	$6,625	$3,613		$26,960

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

Note 1.  Description of the Transaction

As previously disclosed, CHS and Merger Sub entered into the Merger Agreement with HMA. Pursuant to the Merger Agreement, at the closing of the Merger, Merger Sub will merge with and into HMA, with HMA surviving the Merger and becoming a direct or indirect wholly owned subsidiary of the Issuer. At the closing of the Merger, each outstanding share of HMA common stock (other than any shares of HMA common stock owned by CHS or any subsidiary of CHS or HMA, and other than shares of HMA common stock as to which dissenters’ rights have been properly exercised) will be cancelled and converted automatically into the right to receive (subject to certain limitations set forth in the Merger Agreement) (1) $10.50 in cash, without interest, (2) 0.06942 shares of CHS common stock, and (3) one CVR. A holder of a CVR will be entitled to receive a cash payment of up to $1.00 per CVR following and conditioned upon the final resolution of certain existing legal matters involving HMA. If the amount of certain specified losses (including attorney’s fees and expenses) arising out of or relating to such legal matters exceeds a deductible of $18,000,000, the amount payable in respect of each CVR will be reduced (but not below zero) by a pro rata portion (based on the total number of CVRs outstanding at the time of final resolution of such legal matters) of $0.90 for each dollar of losses in excess of the $18,000,000 deductible. For purposes of calculating the payment to the CVR holders, the amount of such losses will be net of any amounts actually recovered by CHS under insurance policies. After the closing of the Merger, CHS will control the management and disposition of the above mentioned legal matters involving HMA, including with respect to the defense, negotiation and settlement thereof. The CVRs do not have a finite payment date.

In addition, at the effective time of the Merger: (i) each option to acquire shares of HMA common stock that is then outstanding, whether or not then vested, will be cancelled and terminated in exchange for the right to receive a number of shares of HMA common stock equal to the number of shares of HMA common stock subject to such stock option minus the number of shares of HMA common stock subject to such option which, when multiplied by the per share closing price of HMA common stock as reported on the New York Stock Exchange the day before the effective time of the Merger, is equal to the aggregate exercise price of such option, and any shares of HMA common stock issued in respect of HMA stock options will be cancelled and converted into the right to receive the Merger consideration defined above at the effective time of the Merger; (ii) each HMA restricted stock award that is then outstanding, whether or not then vested, will vest in full (assuming, in the case of any HMA restricted stock award that is subject to performance based vesting, that the performance goals are satisfied at a level of 100%) and will be treated in the Merger as an outstanding share of HMA common stock; (iii) each HMA deferred stock award that is then outstanding, whether or not then vested, will vest in full (assuming, in the case of any HMA deferred stock award that is subject to performance-based vesting, that the performance goals are satisfied at a level of 100%) and will be cancelled and exchanged for a number of shares of HMA common stock underlying such HMA deferred stock award so cancelled, which shares will be treated in the Merger as outstanding shares of HMA common stock; and (iv) each HMA performance cash award that is then outstanding, whether or not then vested, will vest in full and be cancelled in exchange for the right to receive a lump sum cash payment determined as if the applicable performance objectives had been achieved at a level of 100%.

Based on the estimated number of shares of HMA common stock and CHS common stock outstanding on January 1, 2014, HMA stockholders will own approximately 16% of the outstanding shares of CHS common stock upon closing of the Merger.

CHS has obtained commitments from Bank of America and Credit Suisse to provide debt financing for the Merger, consisting of a $750,000,000 2016 term loan facility and a $1,510,000,000 2020/2021 term loan facility; however, in lieu of the committed bank financing, CHS is seeking to replace its existing revolving credit facility with a new revolving credit facility in an aggregate principal amount of $1 billion, refinance its existing term loan A credit facility with a new term loan A credit facility in an aggregate principal amount of $1 billion and a New Term Loan D Facility in an aggregate principal amount equal to $2.260 billion (which will be increased by the aggregate amount of Non-Extended Term Loans). The Escrow Issuer also expects to issue up to $1,705,000,000 in aggregate principal amount of secured notes and up to $2,805,000,000 in aggregate principal amount of unsecured notes in this offering. The obligations of Bank of America and Credit Suisse to provide this debt financing are subject to a number of customary conditions, including, without limitation, execution and delivery of certain definitive documentation. The Merger Agreement requires CHS to use its reasonable best efforts to obtain the financing on the terms and conditions described in the financing commitments. The obligation of CHS and Merger Sub to consummate the Merger is not subject to a financing condition. The unaudited pro forma adjustments included in the following unaudited pro forma condensed financial statements assume that CHS will replace the secured and unsecured bridge loan facilities on or prior to the closing date by issuing the secured notes and unsecured notes at corresponding amounts and interest rates.

Note 2.  Basis of Pro Forma Presentation

The following unaudited pro forma condensed financial statements (the “Statements”) have been derived from the historical consolidated financial statements of CHS and HMA that are incorporated by reference into this offering memorandum. Certain financial statement line items included in HMA’s historical presentation have been disaggregated or condensed to conform to corresponding financial statement line items included in CHS’s historical presentation. For the unaudited pro forma condensed combined balance sheet, other long-term assets of HMA representing the fair value of leasehold rights to operate leased hospital facilities have been presented within property and equipment. Additionally, for the unaudited pro forma condensed combined statements of income, interest expense and other operating expense have been conformed to the CHS presentation. The reclassification of these items had no impact on the historical total assets, total liabilities, or stockholders’ equity reported by CHS or HMA, respectively. The reclassifications also did not impact the historical earnings from continuing operations.

The Merger is reflected in the Statements as an acquisition of HMA by CHS using the acquisition method of accounting, in accordance with business combination accounting guidance under accounting principles generally accepted in the United States (“GAAP”). Under these accounting standards, the total estimated purchase price will be calculated as described in Note 3 to the Statements, and the assets acquired and the liabilities assumed will be measured at estimated fair value. For the purpose of measuring the estimated fair value of the assets acquired and liabilities assumed, CHS has applied the accounting guidance under GAAP for fair value measurements. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date. The fair value measurements utilize estimates based on key assumptions in connection with the Merger, including historical and current market data. The unaudited pro forma adjustments included herein are preliminary and will be revised as additional information becomes available and as valuation work is performed. The final purchase price allocation will be determined after the completion of the Merger, and the final allocations may differ materially from those presented.

Note 3.  Estimate of Consideration Expected to be Transferred

Based on the closing price per share of CHS common stock on the New York Stock Exchange on September 30, 2013 of $41.50 and the number of shares of HMA common stock, options to purchase HMA common stock, restricted shares of HMA common stock, and HMA deferred shares outstanding at September 30, 2013, the total Merger consideration would have been approximately $3.8 billion, consisting of $2.8 billion of cash, 18.4 million shares of CHS common stock, and $264 million in the value of contingent value rights issued (assuming, solely for purposes of the Statements, full payment thereunder). Changes in the share price of CHS common stock, or the number of shares of HMA common stock, HMA restricted stock awards, HMA deferred stock awards or HMA performance cash awards, or change in the value of the CVRs at the closing of the Merger could result in material differences in the Merger consideration and, thus, the purchase price and related purchase price allocation in the Merger. At the effective time of the Merger, each outstanding share of HMA common stock (other than shares owned by HMA as treasury stock, shares owned by CHS or any subsidiary of CHS (including Merger Sub) or HMA, and shares held by holders properly exercising appraisal rights under the

Delaware General Corporation Law) will be cancelled and converted automatically into the right to receive (subject to certain limitations set forth in the Merger Agreement) (1) $10.50 in cash, without interest, (2) 0.06942 shares of CHS common stock, and (3) one CVR.

The following is a preliminary estimate of the Merger consideration to be paid by CHS in the Merger, including consideration to be paid to holders of options to purchase HMA common stock, HMA restricted stock awards, HMA deferred stock awards and HMA performance cash awards, pursuant to the provisions above (in millions and assuming full payment under the CVRs solely for purposes of this estimate):

Cash paid for shares outstanding or issuable HMA shares	$2,777
Estimated fair value of common stock of CHS	762
Estimated fair value of contingent value rights issued (assuming full payment)	264

Total consideration	$3,803

The estimated value of the Merger consideration reflected in these Statements does not purport to represent the actual value of the total Merger consideration that will be received by HMA’s stockholders and other equity holders when the Merger is completed. In accordance with GAAP, the fair value of equity securities issued as part of the Merger consideration will be measured on the closing date of the Merger at the then-current market price. This requirement will likely result in a per share value component different from the $41.50 assumed in these Statements and that difference may be material. For example, an increase or decrease by 10% in the price of CHS common stock on the closing date of the Merger from the price of CHS common stock assumed in these Statements would increase or decrease the value of the Merger consideration by approximately $76 million, which would be reflected in these Statements as an equivalent increase or decrease to goodwill. In addition, the actual payment under the CVRs may be substantially less than $1.00 per CVR, or no payment at all may be made to a holder of a CVR.

The allocation of the preliminary purchase price to the fair values of assets to be acquired and liabilities to be assumed in the Merger includes unaudited pro forma adjustments to reflect the expected fair values of HMA’s assets and liabilities at the completion of the Merger. The allocation of the preliminary purchase price is as follows (in millions):

Current assets	$1,463
Property and equipment	4,074
Goodwill	3,713
Other long-term assets	375
Amortizable intangible assets	13
Current liabilities	(742)
Other long-term liabilities	(1,003)
Long-term debt	(3,748)
Noncontrolling interests in consolidated subsidiaries	(342)

Total consideration	$3,803

Goodwill will not be amortized but will be tested for impairment on an annual basis and whenever events or circumstances occur indicating that the goodwill may be impaired. The preliminary purchase price allocation for HMA is subject to revision as more detailed analysis is completed and additional information on the fair values of HMA’s assets and liabilities become available and as preacquisition contingencies are identified, and acquisition related costs, etc. are finalized. Any change in the fair value of the assets and liabilities of HMA will change the amount of the purchase price allocable to goodwill. The final purchase price allocation may differ materially from the allocation presented here.

With respect to goodwill expected to be recognized in the Merger, CHS management believes that the predominant portion of the goodwill expected to result from the Merger relates to HMA as a going concern and the fair value of expected synergies from combining the CHS and HMA businesses. The going concern element represents the ability to earn a higher return on the combined assembled collection of assets and businesses of HMA than if those assets and businesses were to be acquired separately. The synergies from the combination of CHS and HMA are expected to be in the form of decreased costs. Cost synergies are expected to arise primarily from reduction of corporate costs. Other relevant elements of goodwill are expected to include the assembled work force that is not recorded separately from goodwill. The accompanying Statements do not reflect the costs of any integration activities or benefits that may result from realization of future cost savings from operating efficiencies, or any revenue, tax, or other synergies expected to result from the Merger.

CHS has made preliminary allocation estimates based on limited access to information and will not have sufficient information to make final allocations until after completion of the Merger. The final determination of the purchase price allocation is anticipated to be completed as soon as practicable after completion of the Merger. CHS anticipates that the valuations of the acquired assets and liabilities will include, but not be limited to, fixed assets, Medicare licenses, certificates of need, and other potential intangible assets. The valuations will consist of physical appraisals, discounted cash flow analyses, or other appropriate valuation techniques to determine the fair value of the assets acquired and liabilities assumed.

The final Merger consideration, and amounts allocated to assets acquired and liabilities assumed in the Merger, could differ materially from the preliminary amounts presented in these Statements. A decrease in the fair value of assets acquired or an increase in the fair value of liabilities assumed in the Merger from those preliminary valuations presented in these Statements would result in a dollar-for-dollar corresponding increase in the amount of goodwill that will result from the Merger. In addition, if the value of the acquired assets is higher than the preliminary indication, it may result in higher amortization and depreciation expense than is presented in these Statements. See Note 6 for the effects of changes in estimated fair value of properties and amortizable intangible assets to be acquired in the Merger on the calculation of pro forma depreciation and amortization expense.

Note 4.  Contingent Value Rights

The unaudited pro forma condensed combined balance sheet as of September 30, 2013 includes CHS’s estimate of the value of the total potential payments under the CVRs issued as part of the consideration paid to HMA shareholders, assuming full payment under the CVRs. At the completion of the Merger, the liability for the CVRs will be recorded at its estimated fair value. At each reporting period subsequent to the Merger, the liability related to the fair value of the CVRs will be remeasured to the then estimated fair value, with changes reflected as an adjustment to operating income. This pro forma adjustment does not represent CHS’s estimate of the probable outcome of the contingencies involving such litigation, and the estimated fair values assigned by CHS in these unaudited pro forma condensed combined financial statements may not be indicative of the actual fair value of the CVRs or the ultimate payment to be made to the holders of the CVRs or the value at which the CVRs will trade following the completion of the Merger. The actual fair value of the liability associated with the CVR that is ultimately recorded at the acquisition date could differ materially from that estimated above. Any change from the estimated amount will be an adjustment of goodwill recorded at the acquisition date.

Note 5.  Change in Control and Other Costs

On June 25, 2013, Glenview Capital Management, LLC and certain of its affiliated investment funds (collectively, “Glenview”) filed with the Securities and Exchange Commission (“SEC”) a preliminary consent solicitation statement which, among other things, sought consent from HMA stockholders to remove all of the members of HMA’s then existing Board of Directors and replace them with the Glenview nominees. On July 19, 2013, Glenview filed its definitive consent solicitation statement with the SEC and solicited consent from the HMA stockholders (the “Glenview Consent Solicitation Process”). As a result of the Glenview Consent

Solicitation Process, on August 16, 2013, all of the incumbent members of HMA’s Board of Directors were removed and replaced by the Glenview Nominees. This constituted a change in control (the “Change in Control”) pursuant to the Health Management Associates, Inc. amended and restated 1996 Executive Incentive Compensation Plan (“EICP”) and the 2006 Outside Director Restricted Stock Award Plan (“2006 Director Plan”). As a result of this Change in Control and pursuant to the terms of the EICP and 2006 Director Plan and the applicable award agreements, all of the outstanding and unvested equity and performance cash awards held became vested. At such time an aggregate of approximately 7.3 million shares of HMA common stock were subject to unvested restricted stock and deferred stock awards. The vesting of the stock resulted in the recognition by HMA of approximately $42 million of incremental stock compensation expense.

In addition, holders of stock options issued under the EICP were entitled to receive a cash payment due to the Change in Control and based on terms as defined in the EICP. This cash payment resulted in recognition by HMA of approximately $4 million of incremental compensation expense.

Finally, certain HMA employees held an aggregate of approximately $39 million of unvested cash awards issued under the EICP. All such awards immediately vested upon the Change in Control.

Related to the Merger Agreement and the Glenview Consent Solicitation Process, HMA incurred substantial costs associated with various advisors, including bankers, attorneys and others, and HMA has also entered into certain retention and severance agreements with key personnel. Outside fees associated with these events were approximately $12 million for the nine months ended September 30, 2013. Severance and retention costs were approximately $15 million for the nine months ended September 30, 2013.

All of the above items have been recognized as “Change in control and other related expense” by HMA during the nine months ended September 30, 2013 and in the unaudited pro forma condensed combined statement of income for the nine months ended September 30, 2013.

Note 6.  Adjustments to Unaudited Pro Forma Condensed Combined Financial Statements

Pro forma adjustments are necessary to reflect the estimated purchase price, to adjust amounts related to HMA’s assets and liabilities to a preliminary estimate of their fair values, to reflect financing transactions associated with the Merger, to reflect changes in depreciation and amortization expense resulting from the estimated fair value adjustments to tangible and intangible assets, to reflect other transactions directly related to the Merger, and to reflect the income tax effects related to the pro forma adjustments. There were no intercompany transactions between CHS and HMA. Certain pro forma adjustments were required to conform HMA’s accounting policies and presentation to CHS’s accounting policies and presentation.

The accompanying unaudited pro forma condensed combined financial statements have been prepared as if the Transactions were completed on September 30, 2013 for balance sheet purposes and January 1, 2012 for income statement purposes, and reflect the following adjustments (in millions):

(a)	To record the proposed transaction:

Estimated cash payments for:
Purchase of outstanding HMA shares	$2,777
HMA stock awards and other equity based instruments	—
Transaction costs	316

$3,093

At September 30, 2013, there were no other outstanding stock awards or other equity based instruments that will receive consideration under the terms of the Merger Agreement.

Included in transaction costs are severance costs of $26 million primarily resulting from change in control provisions, direct transaction costs of $60 million, which primarily include estimated investment banker fees, attorneys’ fees and accounting fees, and expenses of $230 million related to the costs of refinancing HMA’s existing long-term debt.

Elimination of existing HMA stockholders’ equity:
Common stock	$(3)
Additional paid-in capital	(231)
Accumulated other comprehensive loss	8
Retained earnings	(771)

$(997)

The unaudited pro forma adjustment to equity also includes the recognition of approximately 18.4 million shares of CHS common stock expected to be issued in the Merger (based on the number of shares of HMA common stock and shares of underlying compensation equity awards outstanding at September 30, 2013) and $762 million of additional paid-in capital.

The adjustment to supplies, prepaid expenses and other assets reflects a $117 million increase to prepaid income taxes resulting from the tax deductibility of one-time costs and transaction fees related to the Merger, based on a combined statutory federal and state tax rate of 37.4%.

The unaudited pro forma adjustment of $483 million to property and equipment, net includes the reclassification of $183 million from other assets to property and equipment related to HMA’s recorded intangible assets representing the value of leasehold interests in the hospitals acquired that are operated under a lease agreement. This adjustment conforms the presentation to the CHS policy of recording such as assets as part of the value of the leased property. Additionally, the increase in the preliminary estimated fair value of property and equipment acquired based on management’s estimates of fair value and HMA’s historical net book value of property and equipment is summarized as follows (in millions):

	Historical Net Book Value	Estimated Fair Value	Estimated Increase
Land	$252	$302	$50
Buildings and improvements	2,500	2,750	250
Equipment	727	727	—
Construction in progress	112	112	—

	$3,591	$3,891	$300

The final fair value amounts will be determined based upon management’s final best estimate of fair value. Deferred income tax liabilities will increase by an estimated $147 million to reflect the impact of the pro forma purchase price adjustments related to the increase in fair value of HMA’s property and equipment and intangible assets. Estimates of additional goodwill and identifiable intangibles as a result of the purchase price allocation are detailed in Note 3 to these unaudited pro forma condensed financial statements.

As noted above, the unaudited pro forma adjustment to property and equipment reclassifies to property and equipment $183 million of HMA’s recorded intangible assets relating to the value of leasehold interests in the hospitals acquired that are operated under a lease agreement. The remaining adjustment to intangible assets eliminates the remaining HMA balance of $10 million for a total adjustment of $193 million. The unaudited pro forma adjustment also includes a $93 million fair value adjustment to record the preliminary estimated fair value of HMA’s identifiable intangible assets. Such assets include $80 million for the estimated fair value of the Medicare licenses in place at HMA hospitals and $13 million for the estimated fair value of certificates of need in place at those hospitals in states requiring such certificates. The intangible asset related to Medicare licenses is expected to have an indefinite life, so no amortization is expected and the asset will be evaluated on an annual basis for any indicators of impairment. The intangible asset related to certificates of need is expected to have a definite life, and as such will be amortized on a straight-line basis over an estimated useful life of 3 years.

The unaudited pro forma adjustment to accrued liabilities reflects the elimination of $32 million related to the termination of HMA’s interest rate swap liability.

The unaudited pro forma adjustment of $264 million to other long-term liabilities is to record the fair value of the total contingent value rights liability. See Note 4.

The unaudited pro forma adjustment of $59 million to redeemable noncontrolling interests in equity of consolidated subsidiaries is to record the estimated value of a put option available to certain shareholders of an HMA subsidiary that becomes exercisable upon change in control.

Other adjustments to the HMA balance sheet are to conform the presentation of certain assets and liabilities to the CHS presentation.

(b)	To record the payments to be made from the proceeds of the new indebtedness (in millions):

Sources
New Senior Secured Term Loan A Facility due 2019	$344
New Senior Secured Term Loan D Facility due 2021(1)	2,260
Secured Notes	1,705
Unsecured Notes	2,875

Subtotal	$7,184

Uses
Cash payments related to HMA stock and transaction costs:
Purchase HMA outstanding shares	$(2,777)
HMA stock options and other equity-based instruments	—
Transaction costs(2)	(316)

Subtotal	$(3,093)
Cash payments related to refinancing and debt repayment:
HMA Revolving Credit Facilities	$(223)
HMA Term Loan A	(620)
HMA Term Loan B	(1,344)
HMA 6.125% Senior Notes due 2016	(399)
HMA 3.75% Convertible Senior Subordinated Notes due 2028	(89)
HMA 7.375% Senior Notes due 2020	(875)
Accrued interest	(26)
Termination of interest rate swap liability	(32)
Financing fees(3)	(252)

Subtotal	(3,860)
Working Capital(4)	(231)

Total uses	$(7,184)

(1)	Net of amounts converted from the existing term loan C.

(2)	Transaction costs net of tax are $198 million.

(3)	Financing fees will be capitalized as deferred loan costs and amortized into interest expense.

(4)	Working capital will be used for general corporate purposes.

The following table summarizes the impact on long-term debt from the financing transactions (in millions):

	Current maturities of long-term debt	Long-term debt	Total Debt Increase
Repayment of HMA Debt	$(81)	$(3,469)	$(3,550)
New debt expected to be incurred by CHS	—	7,184	7,184

	$(81)	$3,715	$3,634

(c)	To reflect the non-cash write-off of deferred loan costs associated with the refinancing of existing indebtedness of HMA in accordance with the purchase accounting guidelines in GAAP (in millions):

Deferred Loan Costs
HMA Term Loan A and B and Revolver	$34
HMA 7.375% Senior Notes due 2020	16
HMA 6.125% Senior Notes due 2016	—
HMA 3.75% Convertible Senior Subordinated Notes due 2028	—

$50

Such amounts related to assumed HMA debt will be applied against the purchase price as an adjustment to goodwill.

(d)	To record estimated interest expense based upon the assumed debt structure as follows (in millions):

	Year ended December 31, 2012	Nine months ended September 30, 2013	Nine months ended September 30, 2012
Bank Loans	$325	$215	$252
Notes	566	463	412
Capital leases, other debt and fees	31	26	26
Deferred loan costs	79	60	60
Interest rate swaps	137	77	106

Total estimated interest costs	1,138	841	856
Less: Capitalized interest	(33)	(12)	(27)

Estimated interest expense, net	1,105	829	828
Less: Interest expense, net, as reported
CHS	(623)	(465)	(462)
HMA	(311)	(212)	(241)

Net interest expense adjustment	$171	$152	$125

For purposes of these unaudited pro forma condensed combined financial statements, management has assumed a weighted average interest rate of 3.8% for the year ended December 31, 2012 and 4.2% and 3.8% for the nine months ended September 30, 2013 and 2012, respectively, on its Bank Loans, and a weighted-average interest rate of 6.8% on the Notes for the year ended December 31, 2012 and 6.6% and 6.9% for the nine months ended September 30, 2013 and 2012, respectively. Because the new loans under the New Term Loan D Facility and certain of the Extended Term Loans (included in Bank Loans above) are subject to a LIBOR floor of 100 basis points, a fluctuation in our assumed interest rate with regard to the LIBOR component of the interest rate for purposes of these pro forma financial statements of 0.125% on the New Term Loan D Facility would have no effect on interest expense as calculated in the pro forma adjustment.

A fluctuation in interest rates of 100 basis points on the balance of indebtedness incurred in the transaction, including the additional New Term Loan A Facility borrowings and the New Term Loan D Facility, included in Bank Loans above, and the amounts borrowed under the new secured and unsecured notes offered hereby, would result in a fluctuation in interest expense of approximately $72 million.

The adjustments above also eliminate the effect of the HMA ineffective interest rate swap agreement that is recorded as a component of interest expense.

(e)	To adjust depreciation expense related to the write-up of HMA’s property and equipment to fair market value. Management believes the write-up will be primarily to land and buildings, of which it estimates the buildings to have a weighted-average useful life remaining of 20 years. A change in building fair value of $10 million will affect depreciation expense by approximately $0.5 million annually and a change in equipment fair value of $10 million will affect depreciation by approximately $1.3 million annually.

(f)	To record amortization expense related to the write-up of identifiable intangible assets. Management believes such intangible assets will principally relate to certificates of need, licenses and permits and will have a useful life of approximately 3 years.

(g)	The unaudited pro forma adjustment conforms the HMA presentation of interest expense to the CHS presentation.

(h)	To record the income tax effects of the pro forma statement of income adjustments using a combined statutory federal and state tax rate of 37.4%.

(i)	To record the cancellation of all outstanding shares of HMA common stock and the issuance of approximately 18.4 million shares of CHS common stock.

(j)	To record the elimination of salaries and benefits for actual costs incurred related to (1) 49 HMA corporate officers and employees who were covered by change in control arrangements, and whose employment will not continue beyond the date of the Merger and whose positions are not being replaced, and (2) 2 other HMA officers who terminated their employment with HMA prior to the Merger and whose positions are not being replaced. Management believes that the positions being eliminated will have no impact on the revenue-generating activities subsequent to the Merger.

(k)	To record the elimination of duplicate board of directors’ fees and directors’ and officers’ insurance expense less the incremental increase in the post-Merger directors’ and officers’ insurance expense.

Item 8.01 Other Events

On January 10, 2014, the Company announced the offering of (i) $1.705 million billion principal amount of senior notes and (ii) $2.875 billion aggregate principal amount of senior unsecured notes, in each case to be to be issued by Escrow Issuer. A copy of the press release making this announcement is attached hereto as Exhibit 99.1, and incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

The following items are included as Exhibits to this report and incorporated herein by reference:

EXHIBIT NO.	DESCRIPTION OF EXHIBIT

10.1	Press release dated January 10, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMUNITY HEALTH SYSTEMS, INC.

Date: January 10, 2014	By:	/s/ Wayne T. Smith
Wayne T. Smith
Chairman of the Board, President and Chief Executive Officer (principal executive officer)

	By:	/s/ W. Larry Cash
W. Larry Cash
Executive Vice President, Chief Financial Officer and Director (principal financial officer)

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION OF EXHIBIT

10.1	Press release dated January 10, 2014